Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No.1 to Form F-1 on Form F-3 Registration Statement and related Prospectus of Satellogic Inc. and to the incorporation by reference therein of our report dated April 27, 2023, with respect to the consolidated financial statements of Satellogic Inc. included in its Annual Report (Form 20-F) as of December 31, 2021 and for the two years then ended, filed with the Securities and Exchange Commission.

/s/ Pistrelli, Henry Martin y Asociados S.R.L.

Buenos Aires, Argentina

October 27, 2023